Exhibit 99.1

MFRI, INC. ANNOUNCES THE SALE OF ASSETS
OF ITS SUBSIDIARY, THERMAL CARE, INC.

NILES, IL, April 26, 2013 -- MFRI, Inc. (NASDAQ: MFRI) announced today the signing of a definitive agreement to sell the domestic assets of its subsidiary, Thermal Care, Inc. to IPEG, Inc. The transaction is scheduled to close on April 30, 2013, subject to customary closing conditions. Thermal Care, Inc. designs, manufactures and sells industrial process cooling equipment, including chillers, cooling towers, plant circulating systems, and related accessories for use in plastic processing and general industrial process applications. In the year ended January 31, 2013, Thermal Care sales represented approximately 16% of MFRI, Inc.'s total sales. MFRI, Inc. plans to release its operating results for its fiscal year ended January 31, 2013 next week.

MFRI CEO Bradley Mautner said: “We established Thermal Care in the 1960's to provide cooling solutions for the rapidly emerging plastics processing industry. Since that time the company has become a leader in water auxiliaries for the US plastics industry and offers a variety of products to serve additional industrial process cooling needs, such as lasers and heat treating applications. Although we have nurtured Thermal Care from the beginning and are very proud of its contributions, we have made the strategic decision to focus our resources on our two other principal segments, Piping Systems and Filtration products. The transaction with IPEG, another leading brand supplier to the plastics industry is a perfect fit for both companies. It provides expanded opportunities for our Thermal Care team as they bring their expertise to IPEG's family of products and the manufacturing of Thermal Care products will continue in our existing facility in Niles, Illinois. I also want to acknowledge all of the Thermal Care employees for their efforts in making the company the industry leader that it has become. I am sure that as part of IPEG they will continue with their passion for making the best products in the industry.”

IPEG CEO Chris Keller commented: “This acquisition is consistent with IPEG's multi-brand, multi-channel strategy. It is an investment that will offer a tremendous growth opportunity for both Thermal Care and our existing Conair brand. Together, both companies will have over 20 full time engineers focused on heat transfer equipment. Ultimately, this benefits our customers through the development of new technology and a broader range of choices in heat transfer equipment, combined with deep system solutions expertise. I am very pleased to welcome the highly professional and skilled Thermal Care employees to the IPEG family.”

MFRI, Inc. is a multi-line company engaged in the following businesses: pre-insulated specialty piping systems for district heating and cooling; oil and gas gathering and transportation and other applications; custom-designed industrial filtration products to remove particulates from dry gas streams; and installation of heating, ventilation and air conditioning for large buildings.

IPEG, a private Pennsylvania based company, is a family of world-leading products serving the global plastics and recycling markets. The company goes to market under the Conair, Rapid Granulator, and Republic Machine brands.
For more information visit the Company's website www.mfri.com or contact the company directly.
Statements and other information contained in this announcement which can be identified by the use of forward-looking terminology such as "anticipate," "may," "will," "expect," "continue," "remain," "intend," "aim," "should," "prospects," "could," “position,” "future," "potential," believes," "plans," "likely," and "probable," or the negative thereof or other variations thereon or comparable terminology, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.